                                                                      EXHIBIT 12

                             CARRIAGE SERVICES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (UNAUDITED AND IN THOUSANDS)

                                                          1997           1998           1999          2000*            2001
                                                       ---------      ---------      ---------      ---------       ---------
Fixed charges:
     Interest expense ...........................      $   5,689      $   9,570      $  17,116      $  19,679       $  19,585

     Amortization of capitalized
        expenses related to debt ................            200            150            242          1,026             759

     Rental expense .............................            629            720            876          1,606           1,516
                                                       ---------      ---------      ---------      ---------       ---------
Total fixed charges before
     capitalized interest and
     preferred stock dividends ..................          6,518         10,440         18,234         22,311          21,860

Capitalized interest ............................            450            600            686            770             298
                                                       ---------      ---------      ---------      ---------       ---------
     Total fixed charges ........................          6,968         11,040         18,920         23,081          22,158

Preferred stock dividends .......................          1,627          1,082            167             88              46
                                                       ---------      ---------      ---------      ---------       ---------
     Total fixed charges
        plus preferred dividends ................      $   8,595      $  12,122      $  19,087      $  23,169       $  22,204
                                                       =========      =========      =========      =========       =========

Earnings (loss) available for fixed charges:
Earnings (loss) before income taxes,
     extraordinary item and cumulative
     effect of change in accounting
     principle ..................................      $   8,217      $  17,023      $  19,361      $(101,035)      $  11,253
Add fixed charges before
     capitalized interest and
     preferred stock dividends ..................          6,518         10,440         18,234         22,311          21,860
                                                       ---------      ---------      ---------      ---------       ---------
Total earnings (loss) available
     for fixed charges ..........................      $  14,735      $  27,463      $  37,595      $ (78,724)      $  33,113
                                                       =========      =========      =========      =========       =========

Ratio of earnings (loss) to
     fixed charges (1) ..........................           2.11           2.49           1.99          (3.41)           1.49
                                                       =========      =========      =========      =========       =========

Ratio of earnings (loss) to fixed
      charges plus dividends (1) ................           1.71           2.27           1.97          (3.40)           1.49
                                                       =========      =========      =========      =========       =========


(1) For purposes of computing the ratios of earnings to fixed charges and earnings to fixed charges plus dividends: (i) earnings consist of income before provision for income taxes plus fixed charges (excluding capitalized interest) and (ii) "fixed charges" consist of interest expensed and capitalized, amortization of debt discount and expense relating to indebtedness and the portion of rental expense representative of the interest factor attributable to leases for rental property. There were no dividends paid or accrued on the Company's Common Stock during the periods presented above.

* Earnings were inadequate to cover fixed charges. The coverage deficiency was $101,893,000 for 2000.